Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-4 of Cumulus Media Inc. of our report dated March 30, 2011 relating to the financial statements of Cumulus Media Partners, LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Atlanta, Georgia
August 3, 2011